CHINA HOUSING AND LAND DEVELOPMENT HOLDINGS, INC.

2007 STOCK INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of the China Housing and Land Development Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”) is to assist China Housing and Land Development Holdings, Inc. (the “Company”) and its Subsidiaries in the continued employment or service of officers, employees, consultants and directors by offering them a greater stake in the success of, and a closer identity with, the Company and its Subsidiaries through the grant of Restricted Stock, and to aid in attracting individuals whose employment or services would be helpful to the Company and its Subsidiaries and would contribute to their success.

2.	DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth herein unless the context clearly indicates otherwise:

(a)	“AWARD” means an award of Restricted Stock which is granted pursuant to the terms of Paragraph 6, and includes any Performance-Based Award granted pursuant to the terms of Paragraph 7.

(b)
“BENEFICIARY” means a person or entity designated in writing by a Grantee on such forms and in accordance with such terms and conditions as the Board or the Committee may prescribe, to whom such Grantee’s rights under the Plan shall pass in the event of the death of the Grantee.

(c)	“BOARD” means the Board of Directors of the Company.

(d)	“CODE” means the Internal Revenue Code of 1986, as amended from time to time, and related Treasury Department regulations and pronouncements.

(e)	“COMMITTEE” means the committee described in subparagraph 4(a).

(f)	“DATE OF GRANT” means the date on which Shares are granted.

(g)
“DISABILITY” means a determination of disability under the Social Security Act, or, if applicable, under any long-term disability plan sponsored by the Company or any Subsidiary in which the Grantee participates.

(h)	“EFFECTIVE DATE” means the effective date of this Plan, as provided in Paragraph 21.

(i)	“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

(j)	“EXPIRATION DATE” shall have the meaning set forth in Paragraph 21.

(k)	“GRANTEE” means a person who has been granted an Award of Shares under the Plan and executed a Restricted Stock Agreement as required under subparagraph 6(b).

(l)	“PERFORMANCE-BASED AWARDS” shall have the meaning set forth in subparagraph 7(a).

(m)	“RESTRICTED STOCK” means the Shares granted under the Plan which are subject to certain restrictions and to a substantial risk of forfeiture as set forth in an Award.

(n)	“RESTRICTED STOCK AGREEMENT” shall mean the agreement between the Company and the Grantee with respect to Restricted Stock awarded hereunder.

(o)
“RULE 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act and related pronouncements, as such rule or any successor rule may be in effect from time to time.

(p)	“SHARES” means shares of common stock, par value $.001 per share, of the Company.

(q)	“SUBSIDIARY” means any business entity that, at the time in question, is a subsidiary of the Company, within the meaning of Section 424(f) of the Code.

3.	SHARES SUBJECT TO PLAN

(a)
Maximum Number of Shares. The maximum aggregate number of Shares that may be issued under the Plan pursuant to the grant of Awards is 1,000,000 Shares, subject to adjustment in accordance with the provisions of subparagraph 3(b). Shares which may be issued pursuant to Awards made under the Plan may be authorized and unissued Shares, or Shares held in the treasury. Shares previously granted pursuant to Awards, but which are forfeited pursuant to Paragraph 6 below, shall be available for future Awards.

(b)
Adjustment Provisions. In the event of a merger, reorganization, consolidation, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to stockholders (other than normal cash dividends) or other change in corporate structure affecting the Shares, an equitable substitution or proportionate adjustment shall be made in (1) the aggregate maximum number of Shares reserved for issuance under the Plan, and (2) the number and kind of Shares or other securities subject to outstanding Awards granted under the Plan, in each case, as may be determined by the Committee or the Board, in its sole discretion.

4.	ADMINISTRATION OF PLAN

(a)
Administration. The Plan shall be administered, and the grant of Shares under this Plan shall be approved in advance, by the Board, or if the Board by resolution so decides, by a committee (the “COMMITTEE”) appointed by the Board from among its members. The Committee shall consist of such number of “nonemployee directors” (as defined in Rule 16b-3) as may be required and each such non-employee director shall satisfy such requirements as may be necessary to qualify for exemptions under Rule 16b-3. To the extent required for compensation realized from the Shares issued under the Plan to be deductible by the Company or any Subsidiary pursuant to Section 162(m) of the Code, the members of said Committee shall also be comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

(b)
Duties and Rights of Committee. The Board or the Committee shall have the power and authority, subject to the provisions of the Plan, to prescribe, amend and rescind such rules and regulations as it may deem necessary or advisable for the proper administration of the Plan. The Board or the Committee shall, subject to the provisions of the Plan, have sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and full authority to make all determinations and decisions thereunder including, without limitation, the authority and discretion to: (i) determine the persons to whom, and the time or times at which, Awards will be granted, (ii) determine the number of Shares to be granted pursuant to each Award, (iii) determine the terms and conditions of each Award, including the restrictions applicable to the Shares, (iv) designate one or more persons or agents to carry out any or all of its administrative duties hereunder (provided that none of the duties required to be performed by the Committee under Rule 16b-3 or Section 162(m) of the Code may be delegated to any other person or agent), (v) prescribe any legends to be affixed to certificates representing Shares granted or issued under the Plan, and (vi) correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, a Restricted Stock Agreement, and any related documents. The administration, interpretation, construction and application of the Plan and any provisions thereof made by the Board or the Committee shall be final, conclusive and binding upon all persons interested in the Plan, including Grantees, Beneficiaries and other persons claiming rights from or through a Grantee. No member of the Board or the Committee shall be personally liable for any action taken or for any determination made in good faith in connection with the administration, interpretation, construction or application of the Plan.

5.	ELIGIBILITY

Awards of Restricted Stock may be granted only to those officers, employees, consultants and directors of the Company or its Subsidiaries as the Board or the Committee may select from time to time.

6.	AWARDS OF RESTRICTED STOCK

(a)
Nature of Award. Awards shall consist of Shares which are issued by the Company to a Grantee at no cost or at a purchase price determined by the Board or the Committee, but which are subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Board or Committee may impose.

(b)
Award Agreements. Each Award shall be evidenced by a Restricted Stock Agreement, in such form and substance satisfactory to the Board or the Committee, that shall specify the terms of the restrictions, the number of Shares subject to the grant, the purchase price for the Shares, if any, the form of consideration that may be used to pay the purchase price of the Shares, and such other general terms and conditions, including performance goals, as the Board or the Committee shall determine. The Board or the Committee may condition an Award upon a Grantee’s execution and delivery of one or more stock powers in blank to the Company.

(c)
Terms and Conditions of Restricted Stock Awards. Awards of Restricted Stock are subject to the following terms, conditions and restrictions, which, except as otherwise provided herein, need not be the same for each Grantee, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any other agreement, as the Board or the Committee deems desirable:

(i)
Time of Grant. All Awards shall be granted within ten (10) years from the date on which the Plan is adopted by the Board or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

(ii)
Restriction Period. The duration of the restriction period and the condition or conditions upon which such restrictions will lapse (and upon which the restriction period shall end) shall, except as otherwise provided herein, be determined by the Board or the Committee at the time each such grant is made and will be set forth under the subject Restricted Stock Agreement.

(iii)
Grant of Restricted Stock. Shares granted in the form of Restricted Stock shall be registered in the name of the Grantee but deposited with the Company at the time the Award is granted. The Grantee shall not be entitled to delivery of a certificate representing his or her ownership of such Shares until the expiration or termination of the restricted period. Furthermore, the Shares subject to an Award granted hereunder may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until termination of the applicable restriction period or for such period of time as shall be established by the Board or the Committee and specified in this Plan or the applicable Restricted Stock Agreement.

(iv)
Lapse of Restrictions. Subject to the provisions of the Plan and the Award, restrictions upon Shares subject to an Award shall lapse at such time or times and on such terms and conditions as the Committee may determine and as are set forth in the Restricted Stock Agreement. The Board or the Committee may, in its sole discretion, waive, in whole or in part, any remaining restrictions with respect to such Grantee’s Award.

(v)
Forfeiture of Shares. A Grantee who fails to satisfy the terms, conditions or restrictions relating to the Restricted Stock prior to the lapse, satisfaction or waiver of such restrictions and conditions, as set forth in the Restricted Stock Agreement, shall forfeit the Shares and transfer them back to the Company in exchange for a refund of any consideration paid by the Grantee, if any, or of such other amount as may be specifically set forth in the Restricted Stock Agreement. In the event that the Company requires a return of Shares, it shall also have the right to require the return of all dividends or distributions paid on such Shares.

(vi)
Section 83(b) Election. If a Grantee makes an election pursuant to Section 83(b) of the Code with respect to an Award to include the fair market value of any Shares in gross income while they are still subject to restrictions, the Grantee shall file, within 30 days following the date of grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83(b) of the Code.

(vii)
Section 409A of the Code. The Awards under this Plan, and all rights related thereto (including dividend rights) are intended to meet the requirements for exclusion from coverage under Section 409A of the Code dealing with nonqualified deferred compensation and all Awards will be construed and administered accordingly.

(viii)
Termination of Status. The transfer of an employee, officer, consultant or director from one corporation to another among the Company and any of its Subsidiaries shall not be deemed a termination of employment or of service as an employee, officer, consultant or director for purposes of the Plan, unless a provision to the contrary is expressly stated by the Board or the Committee in a Grantee’s Restricted Stock Agreement.

7.	RESTRICTED STOCK AWARDS GRANTED UNDER CODE SECTION 162(m)

(a)
The Committee, which for purposes of this Paragraph 7 shall be comprised of two or more outside directors meeting the requirements of Section 162(m) of the Code, may designate from time to time, in its discretion, certain Awards as granted pursuant to Section 162(m) of the Code, the release of which will be conditioned upon the attainment of certain performance targets (the “PERFORMANCEBASED AWARDS”). Such Performance-Based Awards must comply with the additional requirements set forth in this Paragraph 7.

(b)
Each Performance-Based Award shall be based upon the attainment of specified levels of pre-established, objective performance goals that are intended to satisfy the performance-based compensation requirements of Section 162(m) of the Code and the regulations promulgated thereunder. Further, at the discretion of the Committee, a Performance-Based Award may be subject to goals and restrictions in addition to the performance requirements.

(c)
For each Performance-Based Award, the Committee shall (i) select those persons who shall be eligible to receive a Performance-Based Award, (ii) determine the applicable performance period, (iii) determine the target levels of performance,and (iv) determine the number of Shares subject to a Performance-Based Award to be granted to each selected Grantee. The Committee shall make the foregoing determinations prior to the commencement of services to which a PerformanceBased Award relates (or within the permissible time period established under Section 162(m) of the Code) and while the outcome of the performance goals and targets is uncertain. The performance criteria applicable to Performance-Based Awards shall be any one or more of the following criteria, in each case as specified by the Committee: [(i) annual net profits, (ii) average annual growth in earnings per share; (iii) increase in share-owner value; (iv) earnings per share; (v) net income; (vi) return on assets; (vii) return on share-owners’ equity; (viii) increase in cash flow; (ix) operating profit or operating margins; (x) revenue growth of the Company; and (xi) attainment of strategic or operational initiatives].

(d)
Except as otherwise provided in the terms of the Award, Shares awarded in the form of Performance-Based Awards shall be eligible for release as soon as administratively practicable following completion of the performance period. Such Shares shall be released only if the Committee certifies in writing that the performance targets have been achieved during the performance period. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance-Based Award.

(e)
Performance-Based Awards granted pursuant to this Paragraph 7 are intended to qualify as performance-based compensation under Section 162(m) of the Code, and shall be administered and construed accordingly.

8.	EFFECT OF TERMINATION

Except as otherwise determined by the Board or the Committee at the time of grant or as provided in a Restricted Stock Agreement, upon termination of employment or service with the Company or any Subsidiary, or cessation of membership on the Board, for any reason during the restriction period, all Shares still subject to restriction shall be immediately forfeited by the Grantee and transferred to and reacquired by the Company. Notwithstanding the foregoing, the Board or the Committee, in its sole discretion, may provide in the event of a Grantee’s Disability, death or retirement, or in cases of special circumstances, for the continuation of an Award subject to such continuing restrictions or may waive or change the remaining restrictions or add additional restrictions, as it deems appropriate. The Committee shall not waive any restrictions on a Performance-Based Award, but the Committee may specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of employment or service by the Grantee or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance-Based Awards.

9.	RIGHTS AS A SHAREHOLDER

Upon the issuance to the Grantee of an Award of Shares hereunder, the Grantee shall have all the rights of a shareholder with respect to such Shares, including the right to vote the Shares, and, unless otherwise determined by the Board or the Committee, the right to receive all dividends and other distributions paid or made with respect thereto. The right to receive such dividends shall cease and be forfeited at such time, if any, as the Shares to which the dividends relate are forfeited hereunder.

10.	ISSUANCE OF STOCK CERTIFICATES.

(a)
Timing of Delivery. The Company shall not be required to issue or deliver any certificates for Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions, to the extent applicable: (i)(A) such Shares have been listed (or authorized for listing upon official notice of issuance) on each securities exchange upon which the outstanding Shares at the time are listed or (B) if the outstanding Shares are quoted on The Nasdaq Stock Market, Inc. such Shares have been approved for quotation thereon; (ii) the completion of any registration or other qualification of such Shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body which the Board or the Committee in its sole discretion deems necessary or advisable; and (iii) the obtaining of any approval or other clearance from any federal or state governmental agency which the Board or the Committee shall in its sole discretion determine to be necessary or advisable. The Company shall use commercially reasonable efforts to effect such listing or reporting and compliance as promptly as practical.

(b)
Applicable Restrictions on Shares. Shares issued with respect to Awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable federal or state securities law or any other applicable federal or state law, and shall bear any restrictive legends the Committee may deem appropriate.

(c)
Book Entry. In lieu of the issuance of stock certificates evidencing Shares, the Shares represented by the Restricted Stock Agreement may be held in book entry form with the Company’s transfer agent until the restrictions lapse in accordance with the conditions established by the Board or the Committee pursuant to Paragraph 6 hereof, or until the shares of stock are forfeited.

11.	PLAN NOT TO AFFECT EMPLOYMENT

Nothing in this Plan or any Restricted Stock Agreement shall confer upon any employee, officer, consultant or director of the Company or a Subsidiary any right to continue in the employment or service of the Company or its Subsidiaries, or affect the right of the Company or its Subsidiaries to terminate the employment or service of any such employee, officer, consultant or director at any time with or without cause.

12.	WITHHOLDING

The Company may make such provisions as it deems appropriate to withhold any taxes the Company determines it is required to withhold in connection with any Award. The Company may require the Grantee to satisfy any relevant tax requirements before authorizing any issuance of Shares to the Grantee.

13.	NONTRANSFERABILITY OF AWARDS

No Shares subject to Awards granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by the Grantee, whether voluntarily or by operation of law, other than by will or the laws of descent and distribution, and any attempt to do so will cause such Shares to be null and void. During the lifetime of the Grantee, Shares shall be sold only by the Grantee or the Grantee’s duly appointed guardian or personal representative. Upon the death of a Grantee, the person to whom the rights shall have passed by will or by the laws of descent and distribution may exercise any Shares in accordance with the provisions of this Plan.

14.	COMPLIANCE WITH FOREIGN LAWS GOVERNING STOCK INCENTIVES

Notwithstanding anything in the Plan to the contrary, with respect to any Grantee who is resident outside of the United States, the Board or the Committee may, in its discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan, and may, in its discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Board or the Committee may, where it deems appropriate in its discretion, establish one or more sub-plans of the Plan for these purposes.

15.	SEVERABILITY

In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

16.	SUCCESSORS

All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

17.	RULE 16b-3 COMPLIANCE

This Plan is intended to comply with all applicable conditions of Rule 16b-3. All transactions involving any Grantee subject to Section 16(a) of the Exchange Act shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such Grantees.

18.	AMENDMENT OR TERMINATION OF THE PLAN

The Board may terminate the Plan at any time, and may amend or modify the Plan at any time and from time to time, provided, however, that no such amendment or termination of this Plan shall materially and adversely affect any Award granted to a Grantee prior to the date of such amendment or termination without the written consent of the Grantee or other person then entitled to receive Shares under such Award. Any amendment of this Plan that would (a) increase the aggregate number of Shares which may be issued under this Plan or (b) modify the requirements as to eligibility for participation in this Plan, shall be effective only if such amendment is approved by the shareholders of the Company within twelve months before or after the date on which such amendment is adopted by the Board and, if required, is also approved by any securities and stock exchange regulatory authorities having jurisdiction over the Shares.

19.	SECURITIES LAWS

The Board or the Committee shall have the power to make each grant of Awards under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then existing rules and regulations of the Securities and Exchange Commission and the applicable laws and regulations of any other jurisdiction. Such conditions may include the delivery by the Grantee of an investment representation to the Company in connection with the lapse of restrictions on Shares subject to an Award, or the execution of an agreement by the Grantee to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.

20.	EFFECTIVE DATE AND TERM OF PLAN

The Plan shall become effective on July 11, 2007, the date the Plan was adopted by the Board, and, unless sooner terminated by the Board, shall expire on the date that is ten years after the date on which the Plan is adopted by the Board or the date on which the Plan is approved by the Company’s shareholders, whichever is earlier (“EXPIRATION DATE”). No Shares granted under the Plan shall become vested unless and until the Plan shall have been approved by the Company’s shareholders within twelve months before or after the date the Plan is adopted by the Board, and no Shares may be granted under the Plan following the Expiration Date.

21.	GOVERNING LAW

The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Restricted Stock Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, without giving effect to principles of conflicts of laws.